UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 25, 2006
IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01:     Other Events
On January 25, 2006, the Company announced that the test phase of the NWLH 1-22 deep well had begun. The NWLH 1-22 well was flow tested for two days, beginning January 21, which was followed by a pressure build-up. Natural gas rates from the production test were less than expected and water rates were high. A second 24-hour flow test was scheduled for January 25, followed by a 24-hour pressure build up, which will be used to verify the initial test data.
“The test data is still being evaluated, however the initial results are not promising,” said Leon Daniel, Ivanhoe Energy’s President and CEO. “A final determination by the operator of the future of the project is expected to be made before the end of the first quarter of 2006.”
The well is in Kern County, California, and is operated by Aera Energy LLC. Designed to evaluate the natural gas and condensate reserve potential of the deep Temblor formation, drilling of the well began in August 2001 and reached a depth of 21,000 feet in August 2002. Several high-pressure sandstone formations were penetrated during the drilling, indicating the presence of natural gas. Operations were suspended by the operator in 2002 while a partner was sought to share the costs of the testing program. Completion activities were resumed in September 2005.
The Company currently holds a 28% working interest in the project. The Company originally had a 42% interest in the 9,600-acre block, but farmed out a portion of its ownership in exchange for the cost of testing of the well. The Company is being carried through the initial completion and testing phase by other partners in the venture.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IVANHOE ENERGY INC.
Date: January 27, 2006	By:	/s/ Beverly A. Bartlett
Corporate Secretary